Exhibit 99.1

FINAL – for release Wednesday August 10, 2011 at 7:00am EDT

DSW Inc. Initiates Regular Quarterly Cash Dividend of $0.15 per share
Board Approves Special Dividend of $2.00 per share
Company Announces Plans to Settle Premium Income Exchangeable Securities with Shares

COLUMBUS, Ohio, August 10, 2011 — DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced that its Board of Directors declared a special dividend of $2.00 per share, totaling approximately $86 million. In conjunction with this approval, the Board of Directors also initiated a regular quarterly cash dividend of $0.15 per share. Both the special dividend and the regular dividend will be paid on September 30, 2011 to shareholders of record at the close of business on September 20, 2011.

Separately, the Company announced plans to settle the Premium Income Exchangeable Securities (“PIES”) assumed pursuant to the merger with Retail Ventures, Inc. (“RVI”), in exchange for approximately 3.8 million shares of DSW Class A common stock, on the maturity date of September 15, 2011. Following the delivery of the shares to the holders of the PIES, the Company’s public float will increase by the 3.8 million shares. However, these shares will not increase the DSW diluted shares reported in the first quarter because they have always been included in the diluted share count since the PIES were issued in 2006.

“We are pleased to announce the settlement of the PIES assumed as a result of the merger with RVI,” stated Mike MacDonald, President and Chief Executive Officer, DSW Inc. “Given our strong cash position, we had the financial flexibility to settle the PIES in either shares or cash. Our decision to settle the PIES in shares, coupled with the special dividend and initiation of a regular dividend, allows us to increase our public float and return value directly to our shareholders. We now move forward with a simplified corporate structure and a strong balance sheet that provides us with the flexibility to invest in both our near and long-term growth opportunities.”

The Company noted that based on terms in the PIES agreement, the number of shares required to settle the PIES could increase up to an additional one million shares if during the applicable measuring period, August 15, 2011 to September 12, 2011, the average DSW stock price fell below $34.95. The DSW stock price closed yesterday over $47 per share.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of July 30, 2011, DSW operated 319 stores in 39 states and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplied footwear to 352 leased locations in the United States. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and “like” DSW on Facebook at http://www.facebook.com/DSW.

FINAL – for release Wednesday August 10, 2011 at 7:00am EDT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of supply agreements and the financial condition of our leased business partners; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable sales and quarterly financial performance; disruption of our distribution and fulfillment operations; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and loyalty; uncertain general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; risks related to our cash and investments; RVI’s lease of an office facility; and the anticipated benefits of the merger with RVI taking longer to realize or not being achieved in their entirety. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances. This release shall not constitute the offer for sale or the solicitation of an offer to buy any security of the Company.

SOURCE: DSW Inc.

Company Contact:
DSW Inc.
Jennie Wilson
Senior Vice President Finance & Controller
(855) 893-5691

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

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